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Exhibit 3.81

Articles of Incorporation
-OF-
THE SUBURBAN PAVILION, INC.
(Name of Corporation)

        The undersigned, a majority of who are citizens of the United States, desiring to form a corporation, for profit, under Sections 1701.01 et seq., Revised Code of Ohio, do hereby certify:

FIRST. The name of said corporation shall be	THE SUBURBAN PAVILION, INC.

SECOND. The place in Ohio where the principal office of the corporation is to be located is
Cleveland, Ohio	,	Cuyahoga	County.
(City, Village or Township)

        THIRD.    The purpose or purposes for which said corporation is formed are:

          (a)   To acquire by purchase, lease, exchange or otherwise, to hold, own, use, manage, improve, mortgage, and to sell, lease, mortgage, exchange, and otherwise deal in, real estate and any interest or right therein; to own, rebuild, repair, manage and control, lease, buy and sell, houses, apartments, offices, stores, and any and all other types of buildings and structures; and to make and obtain loans on real estate, and to sell, buy, hold, own, and otherwise deal in, mortgages, notes, land contracts, leases, and other evidences of indebtedness secured by real estate or by a lien thereon or any interest therein.

          (b)   To manufacture, purchase or otherwise acquire, sell, assign and transfer, exchange or otherwise dispose of, and to invest, trade, deal in or deal with goods, wares and merchandise and personal property of every class and description.

          (c)   To purchase, acquire, hold, mortgage, pledge, hypothecate, loan money upon, exchange, sell and otherwise deal in personal property and real property of every kind, character and description whatsoever and wheresoever situated, and any interest therein.

          (d)   To run, lease, manage or otherwise control a nursing home, rest home or convelescent home; to operate same in this corporation or using this as a holding company for operation of same.

        Each purpose specified in any clause or paragraph contained in this Article THIRD shall be deemed to be independent of all other purposes therein specified and shall not be limited or restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation.

        FOURTH.    The number of shares which the corporation is authorized to have outstanding is Two Hundred Fifty (250) Shares, all of which shall be without par value.

        FIFTH.    The amount of stated capital with which the corporation shall begin business is Five Hundred No/100-----------Dollars ($500.00).

        IN WITNESS WHEREOF, We have hereunto subscribed our names, this 26th day of January, 1966.

THE SUBURBAN PAVILION, INC. (Name of Corporation)
/s/ LINDY M. ADELSTEIN Lindy M. Adelstein
/s/ HERBERT F. ZIPKIN Herbert F. Zipkin
/s/ GILBERT EISENBERG Gilbert Eisnberg

(INCORPORATORS' NAMES SHOULD BE TYPED OR PRINTED BENEATH SIGNATURES)

        N. B. Articles will be returned unless accompanied by form designating statutory agent. See Section 1701.07, Revised Code of Ohio.

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Articles of Incorporation -OF- THE SUBURBAN PAVILION, INC. (Name of Corporation)